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                                                                       EXHIBIT 5

                           SULLIVAN & WORCESTER LLP
                            ONE POST OFFICE SQUARE
                          BOSTON, MASSACHUSETTS 02109
                                (617) 338-2800
                             FAX NO. 617-338-2880

      IN WASHINGTON, D.C.                                  IN NEW YORK CITY
 1025 CONNECTICUT AVENUE, N.W.                             767 THIRD AVENUE
    WASHINGTON, D.C. 20036                             NEW YORK, NEW YORK 10017
        (202) 775-8190                                      (212) 486-8200
     FAX NO. 202-293-2275                                FAX NO. 212-758-2151


                                              April 14, 1998

American Tower Systems Corporation
116 Huntington Avenue
Boston, Massachusetts  02116

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by American Tower Systems Corporation, a Delaware Corporation ("American Tower"), of 3,235,294 shares (the "Shares") of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the "Commission") as Exhibit 5 to American Tower's registration statement on Form S-1 (the "Registration Statement"). The Shares will be offered pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1997, as it may be amended from time to time (the "Merger Agreement"), by and among American Radio Systems Corporation, a Delaware corporation ("American Radio"), CBS Corporation, a Pennsylvania corporation, and R Acquisition Corp., a Delaware corporation.

     We have acted as counsel to American Radio and American Tower in connection with the preparation of the Registration Statement and the Merger Agreement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and Merger Agreement, corporate records, certificates and statements of officers and accountants of American Radio and American Tower, and of public officials, and such other documents as we have considered relevant and necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

     The authorized capital stock of American Tower consists of 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), the relative designations, preferences, rights and restrictions of which are to be designated from time to time by the Board of Directors of American Tower, 200,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock, par value $.01 per share, and 10,000,000 shares of Class C Common Stock, par value $.01 per share (collectively, the "Common Stock").
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     Based on and subject to the foregoing, we are of the opinion that when sold in accordance with the terms of the Merger Agreement and upon the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware, the Shares will be validly issued, fully paid and non-assessable

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein under the caption "Validity of the Shares." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the Rules and Regulations of the Commission promulgated thereunder.


                                    Very truly yours,


                                    /s/ Sullivan & Worcester LLP
                                    SULLIVAN & WORCESTER LLP